Exhibit Index

(d)(4)    Investment Management Services Agreement.

(d)(6)    Addendum to IA Agreement (w/AEFC).

(d)(8)    Addendum to IA Agreement (w/Int'l).

(d)(14)   Administrative Services Agreement.

(g)(4)    Custodian Agreement.

(i)       Opinion and consent of counsel.

(m)(2)    Plan and Agreement of Distribution.

(p)(1)    Directors Power of Attorney.

(p)(2)    Officers Power of Attorney.